Exhibit 99.1

First Financial Service Corporation

NEWS

FOR IMMEDIATE RELEASE	For More Information Contact:
B. Keith Johnson
Chief Executive Officer
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation Announces the Addition of a New Chief Financial Officer

Elizabethtown, Kentucky, April 14, 2008 — First Financial Service Corporation (the Company, Nasdaq: FFKY) today announced the addition of Steven M. Zagar as the Company’s new Chief Financial Officer.

“We are pleased to welcome Mr. Zagar to our team and look forward to his future contributions,” commented B. Keith Johnson, Chief Executive Officer.

Mr. Zagar has over thirteen years of financial management experience working with private and public financial institutions.  His experience includes financial reporting, capital planning, internal and external auditing, initial public offerings and mergers and acquisitions.  Prior to joining First Financial Service Corporation, Mr. Zagar served as senior vice president of finance for S.Y. Bancorp, Inc. a $1.5 billion financial holding company headquartered in Louisville, Kentucky; vice president and director of internal audit for S.Y. Bancorp, Inc.; audit manager for Fifth Third Bancorp, Inc, a Fortune 500 financial holding company headquartered in Cincinnati, Ohio; and engagement manager for Crowe Chizek and Company LLC, a top ten public accounting firm.  Mr. Zagar began his career as branch manager with Fifth Third Bank in Louisville, Kentucky.

Mr. Zagar received a B.B.A. degree in finance from Kent State University, in Kent Ohio; an advanced accounting certificate from Bellarmine University, in Louisville, Kentucky; and will receive a M.B.A. from Indiana University, in New Albany Indiana this May.  He has been a licensed Certified Public Accountant since 2001 and is a member of the American Institute of Certified Public Accountants and the Kentucky Society of CPA’s.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, and personal investment financial counseling services.  Today, the Bank serves Central Kentucky through its 15 full-service banking centers and a commercial private banking center.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.”  Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities
J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.
Stifel Nicolaus & Company	Knight Securities, LP